UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HILLTOP HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Hilltop Investor Relations Contact:

Erik Yohe | 214.525.4634

eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Announces Change in Location of the

2022 Annual Meeting of Stockholders to a Virtual-Only Format

DALLAS (July 13, 2022) – Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) determined that, due to continued public health and safety concerns related to the coronavirus (COVID-19) pandemic, the location of Hilltop’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) has been changed to a virtual-only format. Stockholders will not be able to attend the Annual Meeting in person. As previously announced, the Annual Meeting will be held on Thursday, July 21, 2022, at 10:00 a.m., Dallas, Texas local time.

As described in the proxy materials for the Annual Meeting that were previously distributed, you are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business May 5, 2022, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To attend the Annual Meeting virtually utilize the special website address at www.virtualshareholdermeeting.com/HTH2022. Stockholders must enter the 16-digit control number included on the proxy card, voting instruction form or notice previously delivered to you in order to vote online or submit questions at the Annual Meeting.

Your vote is important to us. Whether not you plan to participate in the Annual Meeting virtually, we hope you will vote as soon as possible. Voting now at www.proxyvote.com will ensure your representation at the Annual Meeting regardless of whether you participate in the Annual Meeting. If you have already voted, there is no need to vote again unless you wish to change your vote. The proxy card included with the materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting. The Proxy Statement for the Annual Meeting and the Annual Report to Stockholders for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Momentum Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At June 30, 2022, Hilltop employed approximately 4,650 people and operated approximately 385 locations in 47 states. Hilltop Holdings' common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, PrimeLending.com and Hilltopsecurities.com.